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                                                               EXECUTION VERSION

                                LICENSE AGREEMENT

            AGREEMENT made as of this 21st day of May, 1997 by and between FEED-RITE (US) ANIMAL FEEDS, INC., a Minnesota corporation (the "Licensee"), and WINDY HILL PET FOOD COMPANY, INC., a Minnesota corporation ("Licensor").

                              W I T N E S S E T H:

            WHEREAS, as of the date hereof, Licensee is purchasing certain assets and properties of Licensor pursuant to that certain Asset Purchase Agreement, dated April 25, 1997, by and among Licensee, Licensor and Windy Hill Pet Food Acquisition Co. (the "Purchase Agreement");

            WHEREAS, Licensor also desires to grant to Licensee and Licensee desires to obtain the exclusive right and license to use certain of Licensor's trademarks in connection with the manufacture and sale of livestock animal feed and dietary supplements, subject in all respects to the terms and conditions set forth below;

            NOW, THEREFORE, in consideration of the rights and obligations set forth herein and in the Purchase Agreement, the adequacy of which is hereby acknowledged, the parties agree as follows:

            1. Definitions.

            (a) The term "Marks" shall refer to only the trademarks identified on Schedule A, together with the trade dress and label designs utilized by Licensor prior to the date of this agreement in connection therewith exclusively in connection with Licensed Products.

            (b) The term "Licensed Products" shall refer only to livestock and equine animal feed and dietary supplements for livestock and equine animals.

            (c) The term "Licensed Territory" shall refer only to the United States and Canada.

            2. License Grant.

            (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the exclusive, royalty-free, perpetual right and license to use the Marks in the Licensed Territory only on and in connection with the manufacture, distribution or sale of the Licensed Products, including, but not limited to, on packaging, in trade materials, in print,
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television and video advertising and any and all other uses related to the manufacture, distribution or sale of the Licensed Products.

            (b) Licensee agrees that in the Licensed Territory it (i) will not use, in any manner whatsoever, the Marks with any trademark owned by any entity other than Licensor (except Licensee may use its name or its respective successor's names on the packaging for and in connection with the marketing, distribution, sale and promotion of the Licensed Products solely to identify Licensee as the manufacturer or distributor of such Licensed Products) and (ii) will not use, in any manner whatsoever, the Marks in connection with any products other than the Licensed Products.

            (c) Subject to the prior written approval of Licensor, such approval not to be unreasonably withheld or delayed, Licensee may sublicense the right to use the Marks in the Licensed Territory or utilize the services of third-party manufacturers to produce Licensed Products to be sold by Licensee or its approved sublicensees under the Marks; provided however, no consent of Licensor is necessary to grant a sublicense to a parent or affiliate of Licensee or to use a parent or affiliate of Licensee as a third-party manufacturer. Licensee will assure that all sublicensees and third-party manufacturers comply with the terms and provisions of this Agreement and, without limiting the foregoing, will not use the Marks in any manner except as provided in this Agreement in connection with the distribution of the Licensed Products in the Licensed Territory. Furthermore, Licensee will not manufacture, sell or otherwise distribute or permit any third party manufacturer or sublicensee to manufacture, sell or otherwise distribute any products or other materials bearing the Marks anywhere in the Licensed Territory which are not produced in compliance with the standards and procedures set forth in Sections 3 and 4 below.

            (d) The parties acknowledge that (i) Licensee shall have no rights to the Marks in the Licensed Territory or to make, use or sell any products utilizing the Marks in the Licensed Territory other than as expressly granted in this Agreement and (ii) all rights, licenses and privileges not specifically granted herein are excluded from this Agreement. Without limiting the foregoing Licensee acknowledges and agrees that, as between Licensee (and its affiliates) and Licensor, Licensor shall have the sole and exclusive right to use, license and/or otherwise exploit the Marks throughout the Licensed Territory in connection with any goods or services other than the Licensed Products.

            3. Quality Standard; Inspections.

            (a) It is acknowledged that the Marks indicate to the public that products sold under the Marks are of a commercially consistent quality and standard. To such end, Licensee shall maintain such quality standards for all Licensed Products distributed under the Marks in the Licensed Territory and materials associated therewith as the Licensor maintained for the Licensed Products bearing the Marks (or products similar to such Licensed Products) prior to the date of


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this Agreement. Subject to Sections 5 and 6 below, Licensee shall take such action as is reasonably necessary to maintain the quality, value and integrity of the Marks. Without limiting the foregoing, Licensee represents, warrants and agrees that all Licensed Products bearing the Marks and materials associated therewith, shall be manufactured, marketed and distributed in material compliance with all applicable laws, rules regulations and statutes.

            (b) Upon request, Licensee shall furnish to Licensor a reasonable number of representative production samples of Licensed Products bearing the Marks in order for Licensee to assure itself that the quality control provisions of this Agreement are being observed. In addition, upon introduction of a new Licensed Product bearing any of the Marks, Licensee agrees that, without request, it shall furnish to Licensor a reasonable number of representative production samples of such Licensed Products.

            (c) Licensor or its respective designees, shall have the right to conduct annual inspections of the relevant portions of Licensee's manufacturing facilities for compliance with the foregoing quality standards. Inspections also may be conducted at any time when Licensor has a reasonable belief that there are or may be quality problems with respect to Licensed Products bearing the Marks. Any or all plant inspections shall be conducted only during regular business hours and upon at least twenty-four (24) hours prior notice. Notwithstanding such right of inspection, nothing herein shall relieve Licensee from any liability or shift any liability to Licensor as a result of Licensee's non-conformance with federal, state or local laws or regulations. Approval or acquiescence by Licensor in connection with any examination, testing, or inspection pursuant to this Section 3 shall not, in any manner, waive or limit the other party's responsibility to comply with all relevant terms and conditions of this Agreement and with all laws and regulations applicable to Licensee's exercise of the rights granted by this Agreement.

            4. Display; Legends.

            (a) Licensee shall use each Mark only in the form in which it is registered and shall not make any material changes to the graphic representation of such Mark or the font or type face in which the Marks are portrayed without Licensor's prior written consent, such consent not to be unreasonably withheld. All approved new forms of display or other representations of any of the Marks ("Associated Marks") will be considered part of the Marks for purposes of this Agreement. All Associated Marks shall be owned solely by Licensor and Licensor may, or at the request of Licensee shall, apply to register the Associated Marks in the Licensed Territory. Notwithstanding the foregoing, Licensee shall bear all costs and expenses associated with the development, use and registration of the Associated Marks, including but not limited to, determining such mark's availability and registering such mark in the Licensed Territory.

            (b) Licensee shall cause to appear on all Licensed Products and other materials on or in connection with which the Marks are used, such legends, markings and notices as


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Licensor may reasonably prescribe in order to give appropriate and customary notices of any trademark or other rights.

            (c) To confirm compliance with subsections (a) and (b) above, Licensee shall submit copies of its use of the Marks, including any Associated Marks, on packaging, labeling, promotional and advertising materials to Licensor prior to use.

            5. Trademark Ownership and Protection.

            (a) Licensee acknowledges and agrees that Licensor is, and Licensor or its successors or assigns shall remain, the owner of the Marks throughout the Licensed Territory. Licensee shall acquire no ownership interest in the Marks in the Licensed Territory or elsewhere through this Agreement or otherwise and all use by Licensee of the Marks in the Licensed Territory shall inure to Licensor's benefit. Licensee shall fully cooperate with Licensor, at Licensee's expense except as otherwise provided in Section 6 below, in Licensor's efforts to obtain, perfect and enforce its rights in the Marks. Licensee shall at any time execute any documents reasonably required by Licensor to confirm Licensor's ownership of all such rights in the Licensed Territory at Licensor's expense. In the event that Licensee shall fail promptly to execute and return to Licensor any documents reasonably required by Licensor to confirm Licensor's ownership of such rights, Licensee hereby appoints Licensor as its attorney-in-fact for such purpose (it being acknowledged that such appointment is irrevocable and coupled with an interest) with full power of substitution and delegation. Licensor shall supply Licensee with copies of any such documents promptly after execution.

            (b) Licensee agrees that it shall not, in any country or jurisdiction, register or attempt to register the Marks without the consent of Licensor, such consent not to be unreasonably withheld or delayed, provided that Licensee may register the Marks in connection with the Licensed Products in Australia and New Zealand without such consent. Licensee further agrees that it shall not (i) in any country or jurisdiction, use, register or attempt to register any other trademark, trade dress format, logo, trade name or other design which is confusingly similar to the Marks or (ii) in the Licensed Territory, contest or assist any other party in contesting the validity of Licensor's ownership of the Marks. Notwithstanding the foregoing, Licensor will not object to the use by Licensee of the name "Mother Hubbard" in connection with the distribution, marketing and sale of dog food in Australia; provided, however, Licensor makes no representation as to the availability of such name and shall have no liability to Licensee under Section 8 of this Agreement or otherwise arising out of Licensee's use of such name.

            6. Infringement Proceedings.

            (a) During the term of this Agreement, Licensee shall notify Licensor of any unauthorized uses of the Marks by any third party as promptly as such matters come to Licensee's attention. Either Licensee or Licensor shall have the right and discretion to bring


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infringement or unfair competition proceedings involving the Marks in the manner more specifically described below; provided, however, that each party covenants and agrees to cooperate with and furnish full assistance to one another in connection with the procurement, protection and maintenance of the Marks and their rights associated therewith.

            (b) Licensor shall have the initial right to determine whether or not any demand, suit or other action shall be taken on account of or with reference to any infringement or unfair competition in connection with the Marks and shall have the right to take such action as it may determine. Licensee shall not institute any suit or take any action on account of any such infringement or unfair competition without first obtaining the express written consent of Licensor to do so. Licensor's consent shall not be unreasonably withheld or delayed. The parties agree to cooperate with each other in any manner which the litigating party may reasonably request in connection with any such litigation; provided, however, that the non-litigating party will be entitled to reimbursement of its reasonable pre-approved expenses directly related to such cooperation in excess of $ 5000.00. In all instances, the party commencing the litigation shall have the right to employ counsel of its choosing and to direct the handling of the litigation and the settlement thereof. Notwithstanding the foregoing, no action may be settled by Licensee without the prior consent of Licensor, which consent shall not be unreasonably withheld or delayed. All amounts awarded as damages, profits or otherwise in connection with such litigation shall be divided among the parties as their interests may appear. Nothing herein shall be construed as imposing any duty or obligation upon Licensor to take any action against any alleged infringer.

            7. Termination.

            (a) Notwithstanding anything herein to the contrary, Licensor shall have the right to terminate this Agreement effective upon ninety (90) days written notice to Licensee in the event Licensee commits a material breach of this Agreement which is not cured to the reasonable satisfaction of Licensor within such ninety (90) day notice period. In addition, Licensee's license with respect to any particular Mark automatically shall be terminated in the event Licensee ceases to use any Mark in connection with the manufacture, distribution or sale of the Licensed Products in the ordinary course of business for a period in excess of twenty-four (24) months. Immediately upon termination of this Agreement, Licensee agrees to (i) destroy any molds, plates, packaging or finished product bearing the Marks which are in its possession or control and
(ii) cease any and all use of the Marks.

            (b) Licensee acknowledges that its failure to cease the manufacture, sale, marketing, distribution or other use of the Marks upon the termination of this Agreement or portion thereof will result in immediate and irreparable damage to Licensor and the rights of any subsequent licensee of Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for failure to cease such activities and Licensee agrees that in the event of such


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failure, Licensor shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

            8. Indemnification. Licensee shall indemnify and agrees to defend Licensor from any and all damages, including reasonable attorney's fees, settlement costs but excluding any incidental or consequential damages or claims for lost profits (collectively, "Damages") resulting from or arising out of the manufacture, packaging, distribution, selling, handling, consumption or marketing of Licensed Products by Licensee except to the extent such damages are the result of or caused by the negligence of Licensor or its agents or employees, the result of instructions or standards dictated by Licensor with respect to the Licensed Products or the result of any of the Marks' infringing the rights of a third party in the country in which the Mark at issue is registered when used in accordance with this Agreement. Furthermore, each party shall indemnify and agrees to defend the other party from any and all Damages resulting from or arising out of any breach of any covenant or provision of this Agreement. To facilitate the foregoing, each party shall provide the other with reasonable notice of any such claims. The provisions of this Section 8 shall survive the termination of this Agreement.

            9. Insurance. Licensee shall maintain at its sole cost and expense, at all times during the term of the Agreement a reasonably adequate products liability insurance policy initially with limits of no less than One Million Dollars ($1,000,000.00) per claim in the aggregate for personal injury with a financially responsible insurance carrier naming Licensor as an additional insured and providing Licensor with thirty (30) days notice of cancellation or alteration. The existence of product liability insurance, however, shall not mitigate, alter or waive the indemnity provisions of Section 8.

            10. Confidentiality.

            (a) During the term of this Agreement, the parties shall be exchanging proprietary and/or confidential information relating to each of their respective businesses and/or the manufacture and sale of their respective products ("Confidential Information") with one another. For purposes of this Agreement, Confidential Information shall not apply to information which: (i) was publicly available at the time of the disclosure to the receiving party;
(ii) subsequently becomes publicly available through no fault of the receiving party; (iii) is rightfully acquired by the receiving party, subsequent to disclosure by the other party, from a third party who to the receiving party's knowledge is not in breach of a confidential relationship with regard to such information; or (iv) is independently developed by the receiving party solely through the efforts of individuals who did not have access to the confidential information.

            (b) Unless otherwise provided, each party agrees not to disclose any of the other parties' Confidential Information and not to use the Confidential Information, except as provided for in this Agreement. Access to Confidential Information disclosed under this Agreement shall be restricted to those employees of the parties who have a need to know the


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Confidential Information and have signed written nondisclosure and confidentiality agreements.

            11. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns. Notwithstanding the foregoing, except as specifically provided in Section 2(c) hereof, neither party shall assign, transfer or delegate any of its rights or obligations under this Agreement to any entity which is not a parent or affiliate of the assigning party without the other party's prior written approval and any such assignment, transfer or delegation made without approval shall be void ab initio; provided, however, (i) Licensor and Licensee shall be permitted to assign, transfer or delegate any of its rights and/or obligations under this Agreement in connection with the sale of all or part of its business to any third party without the consent of the other party provided such third party expressly agrees to be bound by the terms and conditions of this Agreement and (ii) Licensee shall be permitted to assign, transfer or delegate any of its rights under this Agreement to any lender providing financing to Licensee provided such assignment, transfer or delegation is expressly subject to the terms and conditions of this Agreement.

            12. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

                  To Licensor:

                  Windy Hill Pet Food Acquisition Co.
                  c/o Dartford Partnership, L.L.C.
                  456 Montgomery Street, Suite 2200
                  San Francisco, CA   94104
                  Attention:  Ray Chung
                  Facsimile:  415-982-3023
                  Telephone:  415-982-3019

                  With a copy to:

                  Richards & O'Neil, LLP
                  885 Third Avenue
                  New York, NY   10022-4873
                  Attention:  Ann F. Chamberlain, Esq.
                  Facsimile:  212-750-9022
                  Telephone:  212-207-1200


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                  To Licensee:

                  Feed-Rite, Ltd.
                  17 Speers Road
                  Winnipeg, Manitoba
                  Canada  R2J 1M1
                  Attention:  M.E. Moloney
                  Facsimile:  204-235-1260
                  Telephone:  204-233-8418

                  With a copy to:

                  Dorsey & Whitney LLP
                  220 South Sixth Street
                  Minneapolis, MN   55402
                  Attention:  Michael Trucano, Esq.
                  Facsimile:  612-340-8827
                  Telephone:  612-340-2600

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address or facsimile number set forth above by using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            13. No Joint Venture. Nothing herein contained shall be deemed to create the relationship of partnership or joint venture between the parties. Neither party shall have the right to incur any obligation to third parties which shall be binding upon the other and neither party shall have any interest whatever in the profits and liabilities of the other arising out of or resulting from the subject matter of this Agreement.

            14. Applicable Law. This Agreement shall be governed and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota. The parties hereby irrevocably and unconditionally consent and submit to the in personam jurisdiction of Minnesota courts over all matters relating to this Agreement. Each party agrees that service of process in any action or proceeding hereunder may be made upon such party by certified mail, return receipt requested to the address for notice set forth herein. Each party irrevocably waives any objection it may have to the venue


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of any action, suit or proceeding brought in such courts or to the convenience of the forum and each party irrevocably waives the right to proceed in any other jurisdiction. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

            15. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            16. Entire Agreement. This Agreement contains the entire agreements of the parties in regard to the subject matter hereof and supersede all prior discussions, agreements and understandings of every kind between the parties and may be changed only by a written document signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The waiver of any breach of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given and shall not operate or be construed as a waiver of any subsequent breach hereof.

            17. Severability. Each term and provision of this Agreement shall constitute a separate and distinct undertaking, covenant, term and/or provision hereof. If any provision of this Agreement shall be prohibited by or invalid in any respect under applicable law, or otherwise determined to be unenforceable, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject it shall be construed, by limiting and reducing such provision, so as to be enforceable to the extent permitted under applicable law as it shall then exist.

            18. Rights Cumulative. Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.


                 [Remainder of page left blank intentionally]


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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   FEED-RITE (US) ANIMAL FEEDS, INC.


                                   By /s/ M.E. Moloney
                                     --------------------------------------
                                      Name: M.E. Moloney
                                      Title: President

                                   WINDY HILL PET FOOD COMPANY, INC.


                                   By /s/ Robert V. Dale
                                     --------------------------------------
                                      Name: Robert V. Dale
                                      Title: President


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                                                                      SCHEDULE A

MARK                        COUNTRY                     REG. NO.

HUBBARD                     United States               621,407

HUBBARD                     United States               641,332

HUBBARD                     Canada                      431,913

H AND DESIGN                United States               911,597

H AND DESIGN                United States               914,461

HUBBARD SOW POWER           United States               1,206,410

LASSY (STYLIZED)            United States               525,450

SWEET LASSY                 United States               235,240
(BLOCK LETTERS)

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